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
                                                           Exhibit 11


                          CHIQUITA BRANDS INTERNATIONAL, INC.

             COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)
                      (In thousands, except per share amounts)


                                                                                     Quarter Ended
                                                                                       March 31,
                                                                             1997               1996
                                                                          ---------          ---------
A.  Primary earnings per common share

Net income                                                                  $43,294            $24,228
Dividends on preferred stock                                                 (4,223)            (2,066)
                                                                          ---------          ---------
Net income attributable to common shares                                    $39,071            $22,162
                                                                          =========          =========


Shares used in calculation of per share data:
    Weighted average common shares outstanding                               56,059             55,089
    Less restricted common shares                                              (200)              (310)
    Dilutive effect of assumed exercise of
       stock options                                                          1,093              1,140
                                                                             56,952             55,919
                                                                          =========          =========
Primary earnings per common share                                              $.69               $.40
                                                                          =========          =========
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                                   10
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                                                        Exhibit 11 (continued)
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

                                             CHIQUITA BRANDS INTERNATIONAL, INC.

                                         COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)
                                            (In thousands, except per share amounts)


                                                                                    Quarter Ended
                                                                                      March 31,
                                                                            1997               1996
                                                                          ---------          ---------
B.  Fully diluted earnings per common share

Net income                                                                  $43,294            $24,228
                                                                          =========          =========
Shares used in calculation of per
share data:
   Weighted average common shares
      outstanding                                                            56,059             55,089
   Less restricted common shares                                               (189)              (289)
   Dilutive effect of assumed conversion
      of preferred stock                                                     15,232              7,566
   Dilutive effect of assumed exercise of
      stock options                                                           1,414              1,463
                                                                          ---------         ----------
                                                                             72,516             63,829
                                                                         ==========         ==========

Fully diluted earnings per common share                                        $.60               $.38
                                                                         ==========         ==========

                                   11
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